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                           SCHEDULE 14C INFORMATION

            INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Check the appropriate box:
/X/ Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
/ / Definitive Information Statement

               Bull & Bear U.S. Government Securities Fund, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                         KARPUS INVESTMENT MANAGEMENT
                         14A Tobey Village Office Park
                              Pittsford, NY 14534

Dear Fellow Bull & Bear U.S. Government Securities Fund Shareholders:

As the largest shareholder of Bull & Bear U.S. Government Securities Fund, Karpus Investment Management ("KIM") owner of approximately 16.1% of the outstanding shares of the Fund, believes you should be fully informed of recent changes to your Fund. Like KIM, many of you invested in the Fund for the purpose of earning fixed income on high-quality U.S. government securities. Now, without the approval of its shareholders, the Fund has decided to invest up to 35% of its assets in riskier equity investments, such as common stock, ....., at a time when the stock market has become a perilous place.

This in not the first time management has proposed major changes in the Fund. In October 1996, management recommended, and shareholders approved, the Fund's conversion from an open-end to a closed-end mutual fund. The Fund's shares now trade at about a 10% discount to its current net asset value. This means that shares sold in the market today would be worth approximately 10% less than if the Fund had remained an open-end fund.

Both in September 1997 and in July 1998, the Fund, at shareholder expense, had preliminary proxy materials prepared and filed with the SEC to convert this U.S. Government Securities Fund into what, in our opinion, would have been a fairly risky balanced fund that may invest in common stocks, commodities, options, futures, limited partnerships, etc. The Fund, after incurring these expenses, dropped these proposals that would have required our votes on the Fund's investment objectives.

The Fund decided that it did not need our consent to invest 35% of the Fund's assets in the highly volatile stock market beginning October 19, 1998.

Fellow shareholders, we need to protect ourselves and voice our opinion. We need to "fire" Bull & Bear Advisors Inc. as the investment manager of our Fund.

Why?

The Fund has one of the worst performance records in its category, as well as one of the highest expense ratios in the industry (5.77%). Average expense ratios of bond funds range from .55% to 1.2%. From October 4, 1996 through June 26, 1998 the annualized return of the Fund equaled 0.0462% (including reinvested dividends). During the same period, the Merrill Lynch 1-10 year U.S. Treasury Index generated a 7.33% annualized return. Based on the Fund's failure as a fixed income fund in a rising bond market, how much confidence do you have in the Fund manager's ability to invest your money in a jittery stock market -- or in other more complex and riskier investments?

Bull & Bear's three open-end mutual funds, that are listed in the Wall Street Journal, that invest in stocks and other investments, are all losing between 15% and 24% year-to-date (9/30/98). I believe all three of these funds are also very poor performers. How could the Board of Directors,

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without our approval as shareholders, dictate to us they are going to invest our monies in stocks and other investments? Why would the Directors of the Fund pick Bull & Bear Advisors to manage equity and other investments in light of their poor performance record?

The Fund last year held its annual meeting in November, and to the best of our knowledge, the date of this year's annual meeting has not been scheduled.

This meeting may be the only chance to send the message and protect our investment. The replacement manager should be able to demonstrate top quartile investment performance, be dedicated to reducing fund expenses and be willing to take actions where we may be able to sell our shares at a 10% greater value.

To protect your investments, we urge you not to return any proxy card you may receive from Bull & Bear U.S. Government Securities Fund, Inc. ("the Fund") until you have received and reviewed proxy materials from Karpus Investment Management ("KIM").

PROTECT YOUR INVESTMENT. DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM THE FUND UNTIL YOU HAVE HAD AN OPPORTUNITY TO CONSIDER KIM'S PROXY STATEMENT.

For further information, please contact George Karpus at 1-800-646-4005. Mr. Karpus is a principal of Karpus Investment Management ("KIM"), which owns 119,250 shares of the Bull & Bear U.S. Government Securities Fund, Inc. KIM has retained Georgeson & Company Inc. to solicit proxies in connection with this matter and will pay Georgeson a fee not to exceed $20,000 plus reasonable expenses.


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George W. Karpus, President